Exhibit 99


 THE BEARD COMPANY                                                 News Release
        Enterprise Plaza, Suite 320
          5600 North May Avenue                         Herb Mee, Jr., President
       Oklahoma City, Oklahoma 73112
      (405) 842-2333    OTCBB:  BRCO

                             ANNOUNCES EXECUTION OF
                       POND FINES RECOVERY AGREEMENT WITH
                          PINNACLE MINING COMPANY, LLC

FOR IMMEDIATE RELEASE:  Tuesday, September 7, 2004

     Oklahoma City, Oklahoma - The Beard Company (OTCBB:BRCO) today announced that its wholly-owned subsidiary, Beard Technologies, Inc. ("BTI") has signed an agreement to construct and operate a pond fines recovery facility for Pinnacle Mining Company, LLC ("PMC"). PMC is a subsidiary of PinnOak Resources, LLC, a coal mining and energy resources company headquartered near Pittsburgh, Pennsylvania. PinnOak Resources, LLC operates two coal complexes in West Virginia and Alabama, which together can produce 6 to 7 million tons of premium quality steam and metallurgical coal annually.

     BTI's recovery facility will be located at the Smith Branch Coal Refuse Disposal Facility at PMC's Pinnacle Preparation Plant near Pineville, Wyoming County, West Virginia. BTI's facility will be owned and operated by Beard Pinnacle LLC ("BPLLC"), a limited liability company organized in June of 2004 to arrange the financing for the new facility. The Company has been working to secure debt financing for the project. However, there is no assurance that the required financings will be obtained.

     Under the Agreement BTI will provide all the necessary equipment and personnel for the project. The BTI facility will process raw slurry and recover clean coal which will be delivered to PMC. The capacity of the facility is designed to recover between 240,000 and 320,000 tons of clean coal per year. It is anticipated that PMC will take 240,000 tons per year of the coal at an agreed processing fee and have the first right of refusal to accept any excess at a reduced rate during the initial six year agreement term. The agreement is renewable for a second term of four years if significant amounts of recoverable clean coal remain at the end of the initial term.

     Herb Mee, Jr., President of the Company, stated: "Ten weeks ago we disclosed that BTI was actively pursuing several coal reclamation projects. Six weeks ago we announced the Dickerson project, and we are happy to report that our second agreement has now been finalized. BTI is already staffing up for the Pinnacle project and expects to begin ordering equipment for the project immediately."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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     Statements  regarding future  profitability  and operations,  including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission. The Beard Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or otherwise.